OPINION AND CONSENT OF CADES SCHUTTE LLP
April 26, 2022
Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii 96813

Re:	Alexander & Baldwin, Inc. - Registration Statement for Offering of 2,551,000 Shares of Common Stock (the “Shares”)

Dear Ladies and Gentlemen:
We have acted as counsel to Alexander & Baldwin, Inc., a Hawaii corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 2,551,000 Shares of the Company’s common stock issuable under the Company’s 2022 Omnibus Incentive Plan (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
We have reviewed the Company’s Amended and Restated Articles of Incorporation and the corporate proceedings taken by the Company with respect to the establishment and implementation of the Plan, and the authorization of the additional 2,551,000 shares of the Company’s common stock for issuance under the Plan. Based on such review, and assuming the 2,551,000-share increase to the Plan has been duly approved by the shareholders of the Company, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized award agreements under the Plan and in accordance with the Registration Statement, the Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Hawaii, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.
We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,
/s/ Cades Schutte LLP